Exhibit 99(d)(4)(i)

AMENDMENT #2 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #2 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated June 27, 2006, by and between Mercer Global Investments, Inc. (now known as Mercer Investment Management, Inc.), a Delaware Corporation (the “Advisor”) and AQR Capital Management, LLC , a Delaware limited liability company (the “Sub-Advisor”), is made effective as of the 23rd day of April, 2012.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2005 (the “Advisory Agreement”), with MGI Funds (now known as the Mercer Funds) (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust's Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the MGI US Small/Mid Cap Value Equity Fund (the “Small Cap Value Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to appoint the Sub-Advisor to provide investment management services with respect to an allocated portion of the assets of the Mercer Emerging Markets Equity Fund (the “Emerging Markets Fund”), a series of the Trust and to treat such portion of Emerging Markets Fund assets allocated to the Sub-Advisor as “Sub-Advisor Assets”, as that term is defined in the Agreement, and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Agreement is hereby amended to provide that the Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage assets of the Emerging Markets Fund (in addition to the assets of the Small Cap Value Fund) that the Advisor will assign to the Sub-Advisor (as Sub-Advisor Assets), subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.	The Advisor and Sub-Advisor acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement, the Fee Schedule, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

4.	Exhibit B of the Agreement, AQR’s ADV Part II, is hereby deleted in its entirety and replaced with Exhibit B to this Amendment, AQR’s ADV Part 2A and Part 2B.

5.	All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.		AQR Capital Management, LLC

By:	/s/ Chris Ray	By:	/s/ Bradley D. Asness
	Name: Chris Ray		Name: Bradley D. Asness
	Title: Vice President		Title: Principal & Chief Legal Officer